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                                                                       Exhibit A

                             CARROUSEL CAPITAL LTD.
                              203-205 Brompton Road
                             London SW3 1LA England
                    Tel: 44 20 7823 7044 Fax: 44 20 7591 3829



                                                                   June 30, 2005

VIA HAND DELIVERY
-----------------

Mr. Bruce A. Rosenblum
Secretary of The Brazil Fund, Inc.
c/o Deutsche Investment Management Americas Inc.
345 Park Avenue
New York, New York 10154

RE:  THE BRAZIL FUND, INC.: NOMINATION OF DIRECTORS



Dear Mr. Rosenblum,

         In accordance with Section 2.11 of the Restated By-Laws of The Brazil Fund, Inc. (the "Fund"), Carrousel Capital Ltd. ("Carrousel") hereby notifies you of its intent to appear in person or by proxy to nominate the following persons for election as Directors at the Fund's 2005 Annual Meeting of Stockholders.

1.       Francis Rupert Chad Lea

2.       John Le Prevost

3.       James Best

4.       Gordon Muir-Carby

         ANNEX A hereto sets forth information concerning each such nominee that is required to be included in this notice pursuant to Section 2.11 of the Fund's By-Laws. Except as set forth in ANNEX A, no other information regarding the nominees is required pursuant to Regulation 14A promulgated under the Securities Act of 1934.

         Carrousel is the record holder of 185 shares of the Fund's Common Stock, and the beneficial owner of 970,185 shares of the Fund's Common Stock, as of June 30, 2005. Carrousel's address is 203-205 Brompton Road, London SW3 1LA England.

         Although Carrousel has no reason to believe that the above-named nominees will not serve if elected, Carrousel reserves the right to substitute any of the above-named nominees, prior to the 2005 Annual Meeting of Stockholders, with another nominee of Carrousel's choosing that possesses the requisite qualifications pursuant to the Fund's By-Laws. In that event, Carrousel will provide notice to you as soon as practicable.

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         Carrousel reserves the right to increase the number of nominees it proposes in the event that more than five (5) directors will be elected at the Fund's 2005 Annual Meeting of Stockholders.

         Carrousel has entered into Indemnification Agreements with each of the nominees indemnifying each of them with respect to their nomination.

         Enclosed are executed letters from each of the above nominees consenting to being nominated for election as a Director of the Fund and to serving as a director of the Fund if elected at such meeting.

         If any further information is required concerning any of Carrousel's nominees, please do not hesitate to contact us.


                                            Sincerely,

                                            CARROUSEL CAPITAL LTD


                                            By:  /s/ Bruno Sangle-Ferriere
                                                 __________________________
                                            Name:    Bruno Sangle-Ferriere
                                            Title:   Director



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                                     ANNEX A
                               NOMINEE INFORMATION


FRANCIS RUPERT CHAD LEA

Age: 47 years

Business Address: 1 Bow Churchyard, London EC4M 9DQ, England

Principal Occupation:  Financial Consultant, MSS Capital Ltd

Residence Address: Duxford Mill, Mill Lane, Duxford, Cambridge CB2 4PT, UK

Beneficial Ownership of Shares of Common Stock of the Fund:  None.

Business Experience During the Last Five Years: Financial Consultant, MSS Capital Ltd, an investment adviser (2003-present); Sales Consultant, Laxey Partners (U.K.) Ltd, an investment management company (2000- 2003); Director, Head of Equities, Closed End Funds, ABN AMRO (1999-2000).

Current Directorships: Thai Prime Fund Limited

Other Information relating to the Nominee: Mr. Lea will not receive any compensation from Carrousel for his services as a director of the Fund. Mr. Lea has not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. Mr. Lea is not adverse to the Fund or any of its subsidiaries in any material pending legal proceedings. Mr. Lea is not an interested person of the Fund as defined in the Investment Company Act of 1940, as amended. Pursuant to a consultancy agreement, Lea Green Ltd. (an entity of which Mr. Lea is the sole beneficiary) has agreed to assist an affiliated entity of Carrousel in seeking to cause the Fund to take certain corporate actions with a view to enhancing shareholder value.


JOHN Le PREVOST

Age:  53 years

Business Address: Anson House, Havilland Street, St Peter Port, Guernsey GY1 3GF Channel Islands

Principal Occupation:  Managing Director, Anson Group Limited

Residence Address: Highbanks, Les Fauconnaires, St Peter Port, Guernsey GY6 8UG, Channel Islands

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Beneficial Ownership of Shares of Common Stock of the Fund:  None

Business Experience During the Last Five Years: Managing Director, Anson Group which provides structural advice, administration and registration services to all forms of collective investment schemes be they unit trusts, limited companies or limited partnerships; and either listed on a stock exchange or not (1998 to date).

Current Directorships:
Japanese Accelerated Performance Fund Limited
Thai Prime Fund Limited
The Close Man Hedge Fund Limited
The Close Man Guaranteed Hedge Fund II Limited
Guaranteed Investment Products 1 PCC Limited
Harewood Structured Investment PCC Limited
Close European Accelerated Fund Limited


Other Information relating to the Nominee: Mr. Le Prevost will not receive any compensation from Carrousel for his services as a director of the Fund. Mr. Le Prevost has not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. Mr. Le Prevost is not adverse to the Fund or any of its subsidiaries in any material pending legal proceedings. Mr. Le Prevost is not an interested person of the Fund as defined in the Investment Company Act of 1940, as amended.

JAMES BEST

Age:  57 years

Business Address:   63 Chandos Place, London WC2, England

Principal Occupation: Financial Consultant, Best & Company

Residence Address:  Rossie Priory, Inchture, Pershire PH14 9SG, Scotland

Beneficial Ownership of Shares of Common Stock of the Fund:  None.

Business Experience During the Last Five Years: Financial Consultant, Best & Company (2004 to present); Managing Director, UBS (2000-2004)

Current Directorships:  N/A

Other Information relating to the Nominee: Mr. Best will not receive any compensation from Carrousel for his services as a director of the Fund. Mr. Best has not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. Mr. Best is not adverse to the Fund or any of its subsidiaries in any material pending legal

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proceedings. Mr. Best is not an interested person of the Fund as defined in the
Investment Company Act of 1940, as amended.

GORDON MUIR-CARBY

Age:  49

Business Address: 1 Berkeley Street, London, W1J 8DS

Principal Occupation:  Chairman, Muir & Co Ltd

Residence Address:   711 Spice Quay, London, England

Beneficial Ownership of Shares of Common Stock of the Fund:  None

Business Experience During the Last Five Years: Chairman, Muir & Co Ltd (2003-present); Chairman, Metropol (UK) Ltd (2000-2003) Head of European Emerging Markets, HSBC (1997-2000).

Current Directorships:  N/A

Other Information relating to the Nominee: Mr. Muir-Carby will not receive any compensation from Carrousel for his services as a director of the Fund. Mr. Muir-Carby has not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. Mr. Muir-Carby is not adverse to the Fund or any of its subsidiaries in any material pending legal proceedings. Mr. Muir-Carby is not an interested person of the Fund as defined in the Investment Company Act of 1940, as amended.